                                  EXHIBIT 11

                          BANK OF BOSTON CORPORATION

                   COMPUTATION OF EARNINGS PER COMMON SHARE
              (IN MILLIONS, EXCEPT SHARES AND PER SHARE AMOUNTS)

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
                                               QUARTERS ENDED  NINE MONTHS ENDED
                                                SEPTEMBER 30     SEPTEMBER 30
                                               --------------- -----------------
                                                1995    1994     1995     1994
                                               ------- ------- -------- --------
EARNINGS
 1. Net income...............................     $140    $124     $399     $315
 2. Less: Preferred dividends................        9       9       28       28
                                               ------- ------- -------- --------
 3. Net income applicable to primary earnings
   per common share..........................      131     115      371      287
 4. Add: Interest expense on convertible
   debentures, net of tax....................                1                 3
                                               ------- ------- -------- --------
 5. Net income applicable to fully diluted
   earnings per common share.................     $131    $116     $371     $290
                                               ======= ======= ======== ========
SHARES (in thousands)
 6. Weighted average number of common shares
   outstanding...............................  111,865 106,981  110,188  106,602
 7. Incremental shares from assumed exercise
   of dilutive stock options as of the
   beginning of the period using the treasury
   stock method..............................    1,938     680    2,089      759
 8. Incremental shares from assumed
   conversion of debentures at date of
   issuance..................................            4,029    1,181    4,030
                                               ------- ------- -------- --------
 9. Adjusted number of common shares.........  113,803 111,690  113,458  111,391
                                               ======= ======= ======== ========
PER SHARE CALCULATION
10. Primary net income per common share (Item
   3 / Item 6)...............................    $1.17   $1.07    $3.36    $2.69
11. Fully diluted net income per common share
   (Item 5 / Item 9).........................    $1.15   $1.04    $3.27    $2.60
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  Note--Income per common share before extraordinary items, net of tax, on both a primary and fully diluted basis for the nine months ended September 30, 1994 is computed by adding $7 million to the numerator.